NEWS FOR IMMEDIATE RELEASE

July 17, 2003                              For Further Information Contact:

                                           Paul M. Limbert
                                           President & CEO

                                                   or

                                           Robert H. Young
                                           Executive VP & CFO

                                           (304) 234-9000
                                           NASDAQ Trading Symbol: WSBC
                                           Website: www.wesbanco.com

WesBanco Announces Earnings for the Six Months ended June 30, 2003
------------------------------------------------------------------

Wheeling, WV. Paul M. Limbert, President & CEO of WesBanco,
Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the six months and quarter ended June 30, 2003.

Mr. Limbert stated that WesBanco's earnings per share for the first half of 2003 were $0.82, compared to $0.83 for the first half of 2002. For the second quarter of 2003 earnings per share were $0.38, compared to $0.41 for the second quarter of 2002. Net income for the first half and second quarter of 2003 was impacted by a $0.4 million, net of tax, write-off of unamortized issuance costs, or $.02 per share, related to the redemption of $12.65 million in trust preferred securities. Net income for the first half of 2003 was $16.6 million compared to $16.7 million for the first half of 2002. Net income for the second quarter of 2003 was $7.7 million compared to $8.7 million for the second quarter of 2002. Return on average assets was 1.01% for the six months ended June 30, 2003, compared to 1.15% in 2002, and return on average equity was 10.41% and 11.04%, respectively. The financial results for 2002 reflect the acquisition of American Bancorporation ("American") as of March 1, 2002.

"WesBanco's performance for the first half and second quarter of 2003 was impacted by the weak economic conditions in our market areas and the extended low interest rate environment. These factors have caused continued pressure on WesBanco's net interest margin," said Mr. Limbert. "However, we are beginning to see an increase in loan volume exhibited by the $60.1 million or 7.4% growth in commercial and commercial real estate loans during the first half of 2003. The growth in commercial and commercial real estate loans was achieved by adding new lenders in key markets such as Columbus, Ohio and Western Pennsylvania and renewed efforts in


WesBanco, Inc. Announces Earnings for the Six Months ended June 30, 2003
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                                                                  Page 2

existing West Virginia markets. WesBanco continues to reposition its balance sheet and adjust product pricing to navigate through the current interest rate environment."

Net interest income decreased $2.0 million or 3.9% and $2.6 million or 9.7% compared to the first half and second quarter of 2002. The primary cause for the decrease in net interest income was the net interest margin decreasing to 3.55% and 3.44%, for the first half and second quarter of 2003, compared to 4.04% and 3.93% for the corresponding periods in 2002. The decrease in net interest income was partially offset by the volume of average earning assets increasing $309.8 million or 11.4% and $116.7 million or 4.0%, compared to the first half and second quarter of 2002. The margin decrease resulted from a combination of factors including the American acquisition with its lower overall net interest margin, increased loan and investment security prepayments and the sustained low interest rate environment which has caused rate compression between loan and deposit pricing. Due to the low interest rate conditions, WesBanco's earning assets are repricing at an accelerated rate compared to the repricing of interest bearing liabilities, which may result in an additional reduction in the net interest margin over the next six months. WesBanco has taken steps to minimize the impact of this reduction, by decreasing rates on certain deposit products, shortening the maturities of certain long-term borrowings and reducing short-term liquidity instruments. However, with rates approaching historical lows, combined with the most recent Federal Reserve rate cut, it has become increasingly more difficult to reduce deposit rates.

Non-interest income, excluding net securities gains, increased $1.7 million or 13.4% and $0.5 million or 8.2% compared to the first half and second quarter of 2002. The increase is related to growth in deposit activity fees, increases in ATM and debit card interchange income and an increase in bank owned life insurance income. Trust fees decreased $0.3 million or 4.3% and $0.1 million or 4.4% compared to the first half and second quarter of 2002. The decrease was primarily due to lower equity valuations, partially offset by new account relationships and growth in the WesMark funds. The market value of trust assets under management increased to approximately $2.5 billion at June 30, 2003, which was up from $2.3 billion at both December 31, 2002 and March 31, 2003, due to a recent recovery in valuations in the equity markets. Net securities gains increased $0.7 million for the first half of 2003 and $0.8 million for the second quarter of 2003, compared to the corresponding periods in 2002, as WesBanco sold certain agency mortgage-backed securities with recent high prepayment rates.


WesBanco, Inc. Announces Earnings for the Six Months ended June 30, 2003
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                                                                  Page 3

The provision for loan losses increased $0.5 million or 11.5% for the first half of 2003 and $0.7 million or 40.9% for the second quarter of 2003, compared to the corresponding periods in 2002. The increase in commercial loan growth, the current economic environment and overall higher nonperforming loans caused the increase in the provision. Net loan charge-offs as a percentage of average total loans on an annualized basis for the first half and second quarter of 2003, were 0.44% and 0.53%, respectively, compared to 0.51% and 0.37%, for the corresponding periods in 2002.

The allowance for loan losses was $25.6 million or 1.39% of total loans at June 30, 2003, compared to $25.1 million or 1.38% of total loans at December 31, 2002. The allowance currently provides coverage of 1.65 times non-performing loans and 1.08 times non-performing loans plus loans past due 90 days or more. Non-performing loans, excluding loans past due 90 days or more, increased $5.4 million or 53.4%, compared to December 31, 2002. The extended downturn in the economy has contributed to heightened levels of non-performing loans. Most of the increase in WesBanco's non-performing loans during the first half of 2003 is attributable to weakening credit characteristics for certain commercial real estate loans to the lodging industry as that sector of the economy has been particularly impacted by decreased business and leisure travel. However, loans past due 90 days or more at June 30, 2003 decreased $4.0 million or 33.2%, compared to December 31, 2002, as a result of increased collection efforts, migration of certain loans to nonperforming status and charge-offs. Non-performing loans as a percentage of total loans increased to 0.84% at June 30, 2003, compared to 0.56% at December 31, 2002. Management believes the allowance for loan losses is appropriate based on its evaluation of the credit risk in the loan portfolio.

Non-interest expense for the first half and second quarter of 2003, excluding merger-related expenses and other special charges, increased $3.8 million or 10.5% and $0.7 million or 3.8% compared to the first half and second quarter of 2002, respectively. The increase in non-interest expenses for the first half of 2003 in comparison to the first half of 2002 was impacted by the March 1, 2002 acquisition of American. In addition to the incrementally higher operating expenses due to American, WesBanco experienced a $0.8 million increase in pension costs and a $0.2 million increase in health insurance costs as well as a $0.3 million increase in marketing expenses. Assuming the American acquisition had occurred on January 1, 2002, non-interest expenses would have increased approximately $0.9 million or 2.2% for the first half of 2003 compared to the corresponding period last year. The increase in the second quarter comparison consisted primarily of an increase in salary and employee benefit expenses of $0.5 million


WesBanco, Inc. Announces Earnings for the Six Months ended June 30, 2003
------------------------------------------------------------------------
                                                                  Page 4

resulting from rising health insurance and pension costs. The increase in these costs was partially offset by a reduction in staffing levels as average full-time equivalent employees decreased to 1,140 in the second quarter of 2003 from 1,170 in the second quarter of 2002.

The provision for income taxes decreased $2.9 million or 45.5% and $1.7 million or 58.4% compared to the first half and second quarter of 2002. The effective tax rate declined to 17.0% and 13.8% for the first half and second quarter of 2003, compared to 27.2% and 25.6% for the corresponding periods in 2002. The decrease in the effective tax rate was primarily due to a decrease in pretax income, which was further reduced by an increase in state and municipal tax-exempt interest income and income on bank owned life insurance, as well as the implementation of other strategic business and tax planning initiatives. For the remainder of 2003, the anticipated effective tax rate should approximate 17% to 18%, depending on the level of pretax income.

Total loans increased $17.9 million or 1.0% at June 30, 2003 compared to December 31, 2002 as a result of strong growth in commercial and commercial real estate lending, which was offset by a decline in consumer loans. Commercial and commercial real estate loans increased $60.1 million or 7.4% as a result of a greater focus on new business development in all markets. Residential real estate loans increased $2.6 million or 0.4% despite rapid prepayments of both higher fixed rate and adjustable rate mortgages. WesBanco originated $121.0 million in new residential real estate loans for its portfolio during the first half of 2003 compared to $76.7 million during the same period in 2002. Consumer and home equity loans decreased $44.7 million or 10.3% primarily as a result of the continued planned reduction in indirect automobile lending coupled with strong competition from automobile manufacturing finance companies offering low or zero interest rate loans primarily in the new car segment. The yield on loans continues to decrease due to lower rates on new loans and scheduled or negotiated repricing of existing loans at current historic low market rates.

Total investment securities increased $74.7 million or 6.3% at June 30, 2003, compared to December 31, 2002. The increase in investment securities was primarily due to growth in core deposits. Additional security purchases were funded by fixed rate Federal Home Loan Bank borrowings. Cash flows from the portfolio due to calls, maturities and prepayments increased to $343.7 million for the first half of 2003, compared to $94.6 million for the first half of 2002. The reinvestment of these cash flows into lower yielding securities, along with increased premium amortization on mortgage backed securities due to elevated prepayment rates, has decreased the portfolio's tax equivalent yield for the first half of 2003 to 5.12% from last year's 5.89%.


WesBanco, Inc. Announces Earnings for the Six Months ended June 30, 2003
------------------------------------------------------------------------
                                                                  Page 5

WesBanco's tax equivalent yield for the second quarter of 2003 decreased to 4.91% compared to 5.35% for the first quarter of 2003. At June 30, 2003, the available for sale and the held to maturity portfolio's weighted average life was 1.9 years and 4.8 years, respectively, compared to 2.7 years and 5.4 years at June 30, 2002. The held to maturity portfolio is comprised primarily of longer duration tax exempt state and municipal securities with an average tax equivalent yield of approximately 6.90% at June 30, 2003.

Total deposits increased $68.9 million or 2.9% at June 30 2003, compared to December 31, 2002. Deposit growth, compared to December 31, 2002, reflected increases in all deposit categories. Money market accounts, which grew $41.7 million or 8.2%, represented the largest single increase as customers continue to favor our competitively-priced money market product. The average rate paid on deposits for the first half of 2003 decreased to 2.32%, compared to 2.95% for the first half in 2002, as WesBanco reduced interest rates on most of its deposit products.

In the second quarter of 2003, WesBanco redeemed all of the 8.50% Junior Subordinated Deferrable Interest Debentures held by its trust subsidiary WesBanco Capital Trust I, by redeeming 1,265,000 shares of its outstanding 8.50% Cumulative Trust Preferred Securities. A total of $12.65 million of Trust Preferred Securities were redeemed at a price of $10.00 per share plus accrued and unpaid interest. Related to the redemption of these securities, WesBanco included in non-interest expenses the write-off of $0.6 million in unamortized issuance costs. On an after-tax basis, the write-off of these costs was $0.4 million. WesBanco also created two new trusts, WesBanco, Inc. Capital Trust II and WesBanco, Inc. Capital Statutory Trust III, which issued $30 million of Floating Rate Preferred Securities with an average coupon of approximately 5.66%, fixed for the first five years of the 30 year term. Thereafter the securities will float at 312 basis points above
the three-month LIBOR.   The restructuring of the existing trust
preferred securities and the issuance of the two new trust preferred securities will lower overall long-term borrowing costs, as well as support the existing share repurchase program.

Shareholders' equity remained strong at June 30, 2003 highlighted by a Tier I leverage ratio of 8.70%, compared to 8.53% at December 31, 2002. Book value increased to $15.92 per share from $15.89 per share at December 31, 2002.

In the first half of 2003, WesBanco repurchased a total of 480,876 shares through its current stock repurchase plan at an average cost of $24.28 per share. As of June 30, 2003, WesBanco had repurchased a total of 989,475 shares through the current one million-share stock repurchase plan


WesBanco, Inc. Announces Earnings for the Six Months ended June 30, 2003
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                                                                  Page 6

approved by the Board on June 20, 2002. In the second quarter of 2003, WesBanco also announced a new one million-share repurchase plan, as the current plan nears completion. The timing, price and quantity of purchases are at the discretion of WesBanco and the program may be discontinued or suspended at any time.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with the company's most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002, as well as Form 10-Q for the prior quarter ended March 31, 2003 which are available at the SEC's website (www.sec.gov) or at WesBanco's website (www.wesbanco.com). Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board and Federal Deposit Insurance Corporation; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###

See attached financial highlights.




WESBANCO, INC.
Consolidated Selected Financial Highlights
June 30, 2003 and 2002 and December 31, 2002                           Page 7
-----------------------------------------------------------------------------
(unaudited, dollars in thousands)

Balance sheet (period end)
--------------------------                June 30,    December 31,  June 30,
Assets                                      2003          2002        2002
                                         ----------   -----------  ----------
Cash and due from banks                  $  100,436   $   80,101   $   72,711
Due from banks - Interest bearing             1,282          984        1,074
Federal funds sold                              ---          ---       46,800
Securities                                1,268,607    1,193,896    1,082,854
Loans:
  Commercial and Commercial Real Estate     871,050      810,973      801,195
  Residential Real Estate                   576,390      573,819      573,743
  Consumer and Home Equity                  391,390      436,093      467,458
                                         ----------   ----------   ----------
     Total loans                          1,838,830    1,820,885    1,842,396
  Allowance for loan losses                 (25,578)     (25,080)     (24,281)
                                         ----------   ----------   ----------
     Net loans                            1,813,252    1,795,805    1,818,115
                                         ----------   ----------   ----------
Premises and equipment                       54,974       55,725       57,180
Goodwill                                     49,520       49,520       46,940
Other intangibles                             8,650        9,310       15,417
Other assets                                114,261      111,890       65,770
                                         ----------   ----------   ----------
Total Assets                             $3,410,982   $3,297,231   $3,206,861
                                         ==========   ==========   ==========


Liabilities and Shareholders' Equity
Non-interest bearing demand deposits     $  308,299   $  301,262   $  302,067
Interest bearing demand deposits            287,505      276,131      268,516
Money market accounts                       549,766      508,062      473,138
Savings deposits                            360,948      357,290      372,453
Certificates of deposit                     962,315      957,211      986,128
                                         ----------   ----------   ----------
   Total deposits                         2,468,833    2,399,956    2,402,302
                                         ----------   ----------   ----------
Other borrowings                            520,902      518,958      427,430
Trust preferred securities                   30,000       12,650       12,650
Other liabilities                            72,508       40,496       33,304
Shareholders' equity                        318,739      325,171      331,175
                                         ----------   ----------   ----------
Total Liabilities and
   Shareholders' Equity                  $3,410,982   $3,297,231   $3,206,861
                                         ==========   ==========   ==========



Average balance sheet and                For the Three Months Ended                For the Six Months Ended
net interest analysis                             June 30,                                 June 30,
-------------------------         ----------------------------------------   ------------------------------------
                                         2003                 2002                  2003              2002
                                  -------------------    -----------------   -----------------  -----------------
                                  Average     Average    Average   Average   Average   Average  Average   Average
Assets                            Volume       Rate      Volume      Rate    Volume      Rate   Volume      Rate
                                  -------------------    -----------------   -----------------  -----------------
Loans, net of unearned income     $1,819,403   6.20%     $1,855,188  7.04%   $1,817,922  6.31%  $1,752,259  7.20%
Securities:
  Taxable                            838,206   3.84%        707,944  4.92%      811,925  4.10%     636,284  5.12%
  Tax-exempt                         364,154   7.36%        337,184  7.54%      367,955  7.38%     296,520  7.55%
                                  ------------------     -----------------   -----------------  -----------------
    Total securities               1,202,360   4.91%      1,045,128  5.76%    1,179,880  5.12%     932,804  5.89%
Federal funds sold                    36,042   1.20%         40,830  1.74%       34,619  1.18%      37,551  1.67%
                                  ------------------     -----------------   -----------------  -----------------
    Total earning assets           3,057,805   5.63%      2,941,146  6.51%    3,032,421  5.79%   2,722,614  6.68%
Other assets                         290,681                243,584             288,852            219,028
                                  ----------             ----------          ----------         ----------
Total Assets                      $3,348,486             $3,184,730          $3,321,273         $2,941,642
                                  ==========             ==========          ==========         ==========


Liabilities and Shareholders' Equity

Interest bearing demand deposits  $  283,563   0.40%     $  270,113  0.72%   $  280,175  0.42%  $  261,202  0.73%
Money market accounts                536,682   2.27%        463,779  2.88%      525,705  2.28%     443,262  2.92%
Savings deposits                     363,794   0.68%        378,411  1.21%      361,034  0.73%     339,577  1.16%
Certificates of deposit              971,923   3.33%        993,994  4.00%      971,968  3.48%     920,898  4.25%
                                  ------------------     -----------------   -----------------  -----------------
  Total interest bearing deposits  2,155,962   2.23%      2,106,297  2.83%    2,138,882  2.32%   1,964,939  2.95%
Other borrowings                     516,624   3.29%        420,438  3.59%      513,522  3.30%     365,350  3.54%
Trust preferred securities            15,159   8.07%         12,650  8.73%       13,912  8.41%       8,527  8.68%
                                  ------------------     -----------------   -----------------  -----------------
  Total interest bearing
      liabilities                  2,687,745   2.49%      2,539,385  2.99%    2,666,316  2.54%   2,338,816  3.06%
                                  ------------------     -----------------   -----------------  -----------------
Non-interest bearing
   demand deposits                   298,609                286,583             294,478            269,455
Other liabilities                     41,603                 28,712              38,367             27,485
Shareholders' equity                 320,529                330,050             322,112            305,886
                                  ----------             ----------          ----------         ----------
Total Liabilities and
   Shareholders' Equity           $3,348,486             $3,184,730          $3,321,273         $2,941,642
                                  ==========             ==========          ==========         ==========

Taxable equivalent net yield
  on average earning assets                    3.44%                 3.93%               3.55%              4.04%
                                             =======               =======             =======            =======





WESBANCO, INC.
Consolidated Selected Financial Highlights
June 30, 2003 and 2002                                                 Page 8
------------------------------------------------------------------------------
(unaudited, dollars in thousands, except per share amounts)

                                For the Three Months Ended   For the Six Months Ended
                                        June 30,                        June 30,
                                --------------------------   ------------------------
Statement of income                2003            2002         2003          2002
-------------------             ----------      ----------   ----------    ----------
Interest income                 $  40,619       $  45,566    $  82,524     $  86,435
Interest expense                   16,540          18,915       33,604        35,533
                                ----------      ----------   ----------    ----------
  Net interest income              24,079          26,651       48,920        50,902
Provision for loan losses           2,479           1,760        4,459         3,999
                                ----------      ----------   ----------    ----------
  Net interest income after
   provision for loan losses       21,600          24,891       44,461        46,903
                                ----------      ----------   ----------    ----------
Non-interest income
 Trust fees                         2,615           2,735        5,597         5,850
 Service charges on deposits        2,985           2,805        5,703         5,096
 Other income                       1,321             858        2,863         1,548
 Net securities gains               1,347             509        2,353         1,683
                                ----------      ----------   ----------    ----------
   Total non-interest income        8,268           6,907       16,516        14,177
Non-interest expense
 Salaries and employee benefits    10,652          10,117       21,094        19,358
 Net occupancy                      1,341           1,256        2,831         2,358
 Equipment                          1,818           1,909        3,636         3,292
 Other operating                    6,346           6,137       12,559        11,288
 Merger-related expenses and
   other special charges (1)          728             715          820         1,781
                                ----------      ----------   ----------    ----------
   Total non-interest expense      20,885          20,134       40,940        38,077
                                ----------      ----------   ----------    ----------
 Income before income taxes         8,983          11,664       20,037        23,003
Provision for income taxes          1,242           2,986        3,407         6,257
                                ----------      ----------   ----------    ----------
Net income                       $  7,741        $  8,678     $ 16,630      $ 16,746
                                ==========      ==========   ==========    ==========
Taxable equivalent net
  interest income                $ 26,425        $ 28,876     $ 53,670      $ 54,818

Per common share data
---------------------
Net income (2)                   $   0.38        $   0.41     $   0.82      $   0.83
Dividends declared                   0.24           0.235         0.48         0.465
Book value (period end)                                          15.92         15.74
Tangible book value (period end)                                 13.01         12.77
Average shares outstanding     20,122,685      21,213,306   20,243,813    20,121,032
Period end shares outstanding                               20,027,323    21,045,001


Profitability ratios (annualized)
---------------------------------
Return on average assets            0.93%           1.09%        1.01%         1.15%
Return on average equity            9.69%          10.55%       10.41%        11.04%
Yield on earning assets (3)         5.63%           6.51%        5.79%         6.68%
Cost of interest bearing
  liabilities                       2.49%           2.99%        2.54%         3.06%
Net interest margin (3)             3.44%           3.93%        3.55%         4.04%
Efficiency (3), (4)                60.11%          54.98%       58.94%        53.76%



(1) merger-related expenses are primarily related to the acquisition of American Bancorporation and other special charges include the writeoff of $0.6 million in unamortized issuance costs associated with the redemption of trust preferred securities occurring in the second quarter of 2003.
(2) basic and diluted were the same.
(3) taxable equivalent basis.
(4) excludes merger related expenses, other special charges, net securities gains and net losses on sale of assets.




WESBANCO, INC.
Consolidated Selected Financial Highlights
June 30, 2003 and 2002 and December 31, 2002                          Page 9
-----------------------------------------------------------------------------
(unaudited, dollars in thousands)

                                               June 30,        December 31,        June 30,
Asset quality data                               2003              2002              2002
------------------                           ------------    ---------------    ------------
Non-performing assets:
  Non-accrual loans                           $   14,867      $       7,480      $    8,319
  Renegotiated loans                                 663              2,646           2,676
                                             ------------    ---------------    ------------
    Total non-performing loans                    15,530             10,126          10,995
  Other real state and
   repossessed assets                              3,862              4,213           3,609
                                             ------------    ---------------    ------------
    Total non-performing
     loans and assets                         $   19,392      $      14,339      $   14,604
                                             ============    ===============    ============

Loans past due 90 days or more                $    8,091      $      12,105      $   10,894
Allowance for loan losses                         25,578             25,080          24,281
Net loan charge-offs:
 Quarter-to-date                                   2,417              2,415           1,698
 Year -to-date                                     3,961              8,968           4,407
Allowance for loan losses/non-
 performing loans                                   1.65 X             2.48 X          2.21 X
Allowance for loan losses/non-
 performing loans and past due
 90 days or more                                    1.08 X             1.13 X          1.11 X
Allowance for loan losses/total
 loans                                              1.39 %             1.38 %          1.32 %
Non-performing assets/total
 assets                                             0.57               0.43            0.46
Non-performing assets/total
 loans, other real estate and
 repossessed assets                                 1.05               0.79            0.79
Non-performing loans/total loans                    0.84               0.56            0.60
Non-performing loans and loans
 past due 90 days or more/total
 loans                                              1.28               1.22            1.19
Net loan charge-offs(annualized)
 /average loans                                     0.44               0.53            0.51



                         Regulatory Guidelines
                        -----------------------
                                       Well
Capital ratios           Minimum    Capitalized
                        ---------   -----------
Tier I leverage capital    4.00 %        5.00 %     8.70 %             8.53 %          8.85 %
Tier I risk-based capital  4.00          6.00      13.29              12.95           13.22
Total risk-based capital   8.00         10.00      14.47              14.13           14.38